EXHIBIT 8
                                 [LETTERHEAD]

                                   KUTAK ROCK                      ATLANTA
                                 A PARTNERSHIP                     LITTLE ROCK
                      INCLUDING PROFESSIONAL CORPORATIONS          LOS ANGELES
                                   SUITE 2900                      NEW YORK
                             717 SEVENTEENTH STREET                OKLAHOMA CITY
                          DENVER, COLORADO 80202-3329              OMAHA
                                 (303) 297-2400                    PHOENIX
                            FACSIMILE (303) 292-7799               PITTSBURGH
                                                                   WASHINGTON


                                October 13, 1995


Franchise Finance Corporation
  of America
17207 North Perimeter Drive
Scottsdale, Arizona  85255

         Re:      Certain Federal Income Tax Issues

Ladies and Gentlemen:

         We have acted as your tax counsel, in connection with the proposed issuance of certain debt securities, preferred stock and common stock pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission, as amended as of the time it became effective (the "Registration Statement").

         You have requested our opinion concerning your continued characterization as a real estate investment trust (a "REIT") under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts and assumptions including the facts set forth in the Registration Statement concerning the business, operations and properties of the Company. In connection with rendering this opinion, you will deliver certain representations to us and with your permission, we will rely upon such representations.

         Based on such facts, assumptions and representations, it our opinion that as of the date hereof, you have been organized in conformity with the requirements for qualification as a REIT and your proposed methods of operation described in the Registration Statement will enable you to qualify as a REIT.

         This opinion is based in part on the Code, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the representations furnished to us by you may affect the conclusions stated herein. Moreover, your qualification and taxation as a REIT depends upon your ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not and will not be reviewed by Kutak Rock. Accordingly, no assurance can be given that the actual results of your operation for any taxable year will satisfy such requirements. Terms not defined herein have the same meaning ascribed to them in the Registration Statement.

         This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. Please be advised that we have rendered no opinion regarding any tax issues, other than as set forth herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Federal Income Tax Considerations" thereto.

                                          Very truly yours,


                                          KUTAK ROCK